SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.  )*

                               Tylan General, Inc.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   902169 10 1
                         ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

---------------------------                          ---------------------------
CUSIP No. 902169101                  13G                 Page 2 of 11 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Partners, a California Limited Partnership       77-0046357
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               179,735
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         179,735
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         179,735
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.283%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 902169101                  13G                  Page 3 of 11 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Associates, A California Limited Partnership    77-0093623
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               13,365
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         13,365
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,365
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .170%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 902169101                  13G                  Page 4 of 11 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Management, A California Limited Partnership     77-0042122
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               193,100
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         193,100
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         193,100
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.453%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 902169101                  13G                  Page 5 of 11 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Partners II, L.P.            77-0211702
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               319,337
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         319,337
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         319,337
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.05%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 902169101                  13G                  Page 6 of 11 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Associates II, L.P.               77-0211704
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               19,304
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         19,304
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         19,304
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .245%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No. 902169101                  13G                  Page 7 of 11 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Management II, L.P.          77-0211701
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               338,641
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         338,641
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         338,641
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.30%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1:  Issuer

(a)      Issuer:  Tylan General, Inc.

(b)      Address of Principal Office:

                  9577 Chesapeake Drive
                  San Diego, CA  92123

(c)      Place of Organization:

                  Menlo Park, California

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP No.:  98155G 10 1

Item 2:  Filing Persons
                         Sigma Partners, A California Limited Partnership (SP) Sigma Associates, A California Limited Partnership (SA) Sigma Management, A California Limited Partnership (SM) Sigma Partners II, L.P. (SP II)
                         Sigma Associates II, L.P. (SA II)
                         Sigma Management II, L.P. (SM II)

Item 3:  N/A

Item 4:  Ownership                     SP        SA         SM       SP II      SA II       SM II

(a) Beneficial Ownership            179,735    13,365    193,100    319,337     19,304       338,641

(b) Percentage of Class               2.283      .170      2.453       4.05       .245          4.30

(c)      Sole Voting Power:         179,735    13,365    193,100    319,337     19,304       338,641

         Shared Voting Power:           0         0          0          0          0             0

         Sole Dispositive Power:    179,735    13,365    193,100    319,337     19,304       338,641

         Shared Dispositive Power:   0            0        0             0         0             0


         In addition to the above, each of J. Burgess Jamieson, Gardner C. Hendrie, Clifford L. Haas, C. Bradford Jeffries and Lawrence G. Finch, the five general partners of Sigma Management, and each of Lawrence G. Finch, Clifford L. Haas, Gardner C. Hendries, J. Burgess Jamieson, C. Bradford Jeffries and Wade Woodson, the six general partners of Sigma Management II, L.P., may be deemed to share voting and dispositive power over the 193,100 shares of Worldtalk
Corporation owned by Sigma Management and the 974,666 shares of Worldtalk Corporation owned by Sigma Management II, L.P., respectively.

Item 5:  Not Applicable

Item 6:

Under certain circumstances set forth in SP's, SM's, SA's, SP II's, SM II's, and SA II's limited partnership agreements, the general partners and limited partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of the common stock of Issuer owned by each such fund.

Item 7:  Not Applicable

Item 8:  Not Applicable

Item 9:  Not Applicable

Item 10: Not Applicable

Exhibit A:        Joint Filing Statement

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1997


SIGMA PARTNERS, A CALIFORNIA                SIGMA PARTNERS II, L.P.
LIMITED PARTNERSHIP
By its General Partner,                     By its General Partner,
Sigma Management, A California Limited      Sigma Management II, L.P.
Partnership


By:___________________________________      By:_________________________________
    Clifford L. Haas, General Partner          Clifford L. Haas, General Partner

SIGMA MANAGEMENT, A CALIFORNIA LIMITED      SIGMA MANAGEMENT II, L.P.
         PARTNERSHIP


By:___________________________________      By:_________________________________
    Clifford L. Haas, General Partner          Clifford L. Haas, General Partner


SIGMA ASSOCIATES, A CALIFORNIA LIMITED      SIGMA ASSOCIATES II, L.P.
         PARTNERSHIP


By:___________________________________      By:_________________________________
    Clifford L. Haas, General Partner          Clifford L. Haas, General Partner

                                    EXHIBIT A



We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

DATE:    February 10, 1997

SIGMA PARTNERS, A CALIFORNIA                SIGMA PARTNERS II, L.P.
LIMITED PARTNERSHIP
By its General Partner,                     By its General Partner,
Sigma Management, A California Limited      Sigma Management II, L.P.
Partnership


By:___________________________________      By:_________________________________
    Clifford L. Haas, General Partner          Clifford L. Haas, General Partner

SIGMA MANAGEMENT, A CALIFORNIA LIMITED      SIGMA MANAGEMENT II, L.P.
         PARTNERSHIP


By:___________________________________      By:_________________________________
    Clifford L. Haas, General Partner          Clifford L. Haas, General Partner


SIGMA ASSOCIATES, A CALIFORNIA LIMITED      SIGMA ASSOCIATES II, L.P.
         PARTNERSHIP


By:___________________________________      By:_________________________________
    Clifford L. Haas, General Partner          Clifford L. Haas, General Partner